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                                                              Form 2216S (12-01)
                                                                   EX-99.B(j)(A)



INDEPENDENT AUDITORS' CONSENT

We consent to (a) the use in this Post Effective Amendment No. 34 to Registration Statement No. 333-74295 of Wells Fargo Sector Funds on Form N-1A of our report dated February 1, 2002 appearing in the 2001 Annual Report of SIFE Trust Fund, predecessor fund to SIFE Specialized Financial Services Fund, and incorporated by reference in the Statement of Additional Information which is part of this Registration Statement, and (b) the reference to us under the caption "SIFE Specialized Financial Services Fund-Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

San Francisco, California
February 20, 2002